[The Hartford Mutual Funds II, Inc.]
Sub-Item 77Q1: Exhibits.
(a) Copies of any material amendments to the registrant’s charter or by-laws:
(a.1) Articles Supplementary dated October 25, 2006 filed as Exhibit Item 23 a.(vii) – incorporated herein by reference to the SEC filing on December 15, 2006 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0000049905, accession number 0000950135-06-007467
(a.2)  Articles of Amendment and Restatement dated February 9, 2007 filed as Exhibit Item 23 a. – incorporated herein by reference to the SEC filing on February 28, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0000049905, accession number 0000950135-07-001276
(a.3)   Articles Supplementary dated March 14, 2007 filed as Exhibit Item 23 a.(ii) – incorporated herein by reference to the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0000049905, accession number 0000950135-07-003437

(b) Copies of the text of any proposal described in answer to sub-item 77D:

The Hartford Tax-Free Minnesota Fund, The Hartford Tax-Free National Fund
At least 65% of the tax-exempt obligations purchased by the fund will be of “investment grade” quality.
The fund may invest up to 35% of its total assets in non-investment grade debt securities.

(e) Copies of any new or amended Registration investment advisory contracts:

We hereby incorporate by reference the following agreements which were filed during the period:

(e1) Amendment No. 1 to Investment Sub-Advisory Agreement with Wellington Management Company, LLP filed as Exhibit Item 23 d.(iv) in the SEC filing on February 28, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0000049905, accession number 0000950135-07-001276